Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-128071

May 21, 2007

John Deere Capital Corporation
$300,000,000 Floating Rate Notes Due December 12, 2008

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services

Format:	Medium Term Notes

Trade Date:	May 21, 2007

Time of First Sale to Public:	[1:45 p.m. EST]

Settlement Date (T+3):	May 24, 2007

Maturity Date:	December 12, 2008

Aggregate Principal Amount Offered:	$300,000,000

Coupon:	3M USD LIBOR + 0 bps

Reference Rate for First Coupon Period:	The reference rate for the first coupon period will be the interpolated rate between 2 week LIBOR and 1 month LIBOR

Coupon Payment Dates:	Quarterly on the 12th of June, September, December and March commencing on June 12, 2007

Interest Determination Dates:	2 London Business Days

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.000%

Gross Spread:	0.150%

Net Proceeds (%):	99.850%

Net Proceeds ($):	$299,550,000

CUSIP:	24422EQG7

Joint Bookrunners: (35% each)	Banc of America Securities LLC Credit Suisse Securities (USA) LLC

Co-Managers: (10% each)	HSBC Securities (USA) Inc., Piper Jaffray & Co., Wells Fargo Securities, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.